UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2005

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act  (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
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ITEM: 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the Company’s Third Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on October 20, 2005.

Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our third quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Barry Crow, our Chief Operating Officer.

The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

With that said, I will turn the call over to Tommy May.

Thank you Bob, and welcome everyone to our third quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported record third quarter 2005 earnings of $7.3 million, or $0.50 diluted EPS. This represents a $427,000, or $0.03 increase in diluted EPS over the same period last year, an increase of approximately 6.2%.

For the nine-month period ended September 30, 2005, net income was $20.1 million, an increase of $1.5 million, or an 8.2% increase over the same period in 2004. Diluted earnings per share for the nine-month period were $1.37, an increase of $0.11, or 8.7%.

Simmons First generated solid, high quality results again this quarter. We continue to be pleased with the trends we see in our earnings performance, loan growth, and asset quality. The increase in earnings over the same quarter last year is the result of continued loan growth, an increase in non-interest income, disciplined expense control, and a reduced provision for loan losses resulting from the improvements in asset quality. Now let’s take a few minutes and discuss each of these areas.

On a quarter over quarter basis, as expected, the Company’s net interest margin decreased 6 basis points to 4.10%. As we stated in our last conference call, we experienced a slight compression in margin driven by an increase in cost of funds resulting from competitive pressures in deposit repricing. This increase in the cost of funds was mitigated somewhat by the growth in our loan portfolio and a reduction in interest expense associated with the 2004 prepayment of $17.3 million of trust preferred securities. Over the next few months, we expect to see continuing competitive pressure in deposit repricing as the Federal Reserve works to keep inflation in check. As a result, we anticipate a flat to slightly compressed margin for Q4 2005.

Non-interest income for Q3 2005 was $10.7 million. While this total reflects a modest 3.4 % increase when compared to the same period in 2004, there are several items that warrant discussion.

As you will recall, we reported in 2004 that we increased our student loan sales due to competitive pressures from consolidation lenders. As expected, student loan sales returned to a more normal level in 2005. As a result, premiums from the sale of student loans in Q3 2005 decreased by approximately $122,000.

On a positive note, service charges on deposit accounts increased $226,000, or 5.7% over the same period last year. This increase can be primarily attributed to normal growth in transaction accounts and improvements in the fee structure associated with our deposit accounts.

As we discussed in our previous earnings teleconference, we invested $25 million in Bank Owned Life Insurance in April 2005. For Q3 2005, this investment contributed approximately $290,000 on an after-tax basis to non-interest income.

Now, let me move to the expense category. Non-interest expense for the third quarter was $21.0 million, an increase of $666,000, or 3.2% from the same period in 2004. While we are pleased with this modest increase, we do expect to see increases in non-interest expense related to the previously announced expansion of our branching network. Later in this discussion, we will give you an update on our expansion progress.

Shifting our focus to the loan portfolio, we reported total loans of $1.7 billion, an increase of $107 million, or 6.7%. The growth was attributable to increased demand experienced in the commercial and real estate loan portfolios, which in aggregate increased 8.8%. However, as we have discussed in our last several teleconferences, we continue to experience significant competitive pressure from the credit card industry.

Over the last two years, our credit card portfolio has decreased by approximately $10 million per year, and we anticipate the same reduction relative to the average portfolio for 2005. As noted in previous conference calls, in order to reverse this trend, we have introduced several new initiatives to make our product more competitive. Let me take a moment to update you on the status of these initiatives.

While it is too early to tell, we are pleased with the response to our retention strategy of moving as many qualifying accounts as possible from our standard VISA product to our Platinum VISA Rewards product. Remembering it is our standard VISA product that has been primarily impacted by the competitive teaser rates. To date, we have converted 9,400 accounts, or approximately 35% of those targeted, to our Platinum card, which is one of the most competitive products on the market.

Additionally, as part of our retention and growth strategy, we are seeing an increase in volume from our expanded rewards program, which, in turn, is having a positive impact on our fee income. While we are pleased with our effort to reduce the number of lost accounts, we have not seen an increase in the number of new applications. However, on a positive note, in recent articles in the Wall Street Journal and other newspapers throughout the country, Simmons First has received some excellent publicity relative to the quality of our Platinum card versus the market. Hopefully, this publicity will convert to an increase in the application volume.

As a final note on the credit card discussion, let me remind you that our credit card portfolio carries a very significant potential premium that is not reflected on our balance sheet, and is a significant contributor to the earnings of the Company.

Shifting gears, we are pleased with the trend we see in our asset quality. On a quarter over quarter basis, non-performing assets decreased $1.8 million, a 13% decrease, while the non-performing asset ratio improved from 83 basis points to 68 basis points, a 15 basis point improvement. The allowance for loan losses improved to 289% of non-performing loans as of September 30, 2005 compared to 238% as of September 30, 2004. On a linked quarter basis, non-performing loans to total loans improved to 55 basis points from 61 basis points. At quarter end, the allowance for loan losses equaled 1.60% of total loans.

The annualized net charge-off ratio for the third quarter of 2005 was 33 basis points. Excluding credit cards, the annualized net charge-off ratio was 13 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.65% for Q3 2005, more than 300 basis points below the industry average of 5.87%.

As a result of the asset quality reflected in the numbers we just discussed, the provision for loan losses was reduced by approximately $200,000 on a quarter over quarter basis.

The Company’s stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q3 2005, the Company repurchased approximately 48,000 shares. Year to date the Company has repurchased approximately 345,000 shares of stock with a weighted average repurchase price of $25.96 per share. Of these shares, 95,000 were a part of our repurchase plan, while 250,000 shares were negotiated in a private transaction that was outside of our plan. There are approximately 570,000 shares remaining under the current repurchase plan.

Let us take a minute to update you on our current branch expansion plans. You will recall that our expansion focus is on the growth markets of Arkansas. Construction is underway on a new branch facility in Bentonville, our first entry into that fast-growing community. We expect this branch to open in Q4 2005. When this branch is completed, we will have 11 financial centers in Northwest Arkansas MSA, the fastest growing region of Arkansas.

Construction is substantially complete on a new branch facility in Van Buren, which compliments our branch network in Ft. Smith, the second largest city in Arkansas. When this branch opens later this fall, we will have 5 financial centers in the Fort Smith MSA, and 8 in our Western region.

In Central Arkansas, we have recently opened new branches in Little Rock and Conway, and have another branch under construction in Little Rock. Also, in August we announced the acquisition of a branch facility in Southwest Little Rock, and expect to close the transaction in November. When these 4 financial centers come on line, we will have 10 financial centers in the Little Rock MSA.

In addition, we have acquired or are in the process of acquiring property for expansion in 2006. These locations include Rogers, El Dorado, Ft. Smith, Little Rock, along with our initial entries into Beebe, Paragould, and North Little Rock.

Because these financial centers are located in growth markets of Arkansas, we are excited about the growth opportunities they bring. However, it should be noted, as these financial centers come on line, we will see an increase in non-interest expense and a projected impact on EPS of between $0.06 and $0.08 for 2006. We expect these branches to reach a break-even level in 18 to 24 months.

We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Crystal to come back on the line and, once again, explain how to queue in for questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: October 20, 2005	By:	/s/ Robert A. Fehlman
Robert A. Fehlman
Senior Vice President and Chief Financial Officer